Exhibit 4.1

NOTE HOLDER SUBSCRIPTION AGREEMENT

DLP POSITIVE FIXED RETURNS FUND LLC

THE LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS SUBJECT TO THIS SUBSCRIPTION AGREEMENT ARE SECURITIES WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON AT ANY TIME; IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OF THE LLC (THE  “MANAGER”) TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED; OR IN A MANNER INCONSISTENT WITH THE TERMS OF THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT GOVERNING SUCH LIMITED LIABILITY COMPANY, WHICH IS INCORPORATED HEREIN BY THIS REFERENCE.

This Subscription Agreement (the “Agreement” or the “Subscription Agreement”) is between DLP Positive Fixed Returns Fund LLC, a Delaware limited liability company (the “Fund”), and the undersigned (referred to herein as “you,” except that in the case of a subscription for the account of one or more trusts or other entities, “you” will refer to the trustee, fiduciary or representative making the investment decision and executing this Agreement, of the trust or other entity, or both, as appropriate). The Fund and you hereby agree as follows:

1.
Definitions.  All capitalized terms in this Subscription Agreement have the meanings given to them in the Offering Circular (together with any amendments and supplements thereto, the “Offering Circular”), the Note and the Intercreditor Security Agreement. This Subscription Agreement and the Documents, each and all, form the necessary documents for a purchase of the Note. The Note Holder shall execute all Documents required by the Manager to effect a purchase of the Note.

2.
Purchase and Consideration.  The Note Holder hereby contracts to purchase a Note or Notes in the Principal amount set forth on Note Holder’s signature page attached hereto. By signing this Subscription Agreement, the Note Holder agrees to be bound by the terms and conditions of the Note as set forth therein. Each Subscription Agreement between the Fund and each respective Note Holder is a separate agreement, and the sale of each Note to each Note Holder is a separate sale.

3.	Closing Procedures.

(a)
Tender; Acceptance.  Note Holder shall tender Note Holder’s signed Documents to the Fund for acceptance by the Manager of the Fund, in the Manager’s sole discretion. The Fund will hold the tendered documents and consideration pending the Fund’s review of such documents and acceptance of Note Holder as a Note Holder in the Offering. If the Fund does not accept the tender, then the Fund will so inform the Note Holder, and return Note Holder’s funds.

(b)
Closing of Note Purchases. Closing of purchases of the Notes shall occur upon acceptance of this Subscription Agreement by the Manager of the Fund, in its sole discretion, with the close of each such sale being referred to as a Closing.

(c)
Conditions to Closing. Proceeds will be considered delivered to the Fund only upon your delivery of any other Documents requested or required by the Manager and the Fund’s (i) acceptance of this Agreement by its countersignature on the signature page, and (ii) having deposited in the U.S. Mail, or overnight delivery service, the following items for delivery to Note Holder:

(a)	A signed original Note executed by the Fund, as applicable;
(b)	A copy of this Subscription Agreement fully executed by the Fund as to the Note Holder; and
(c)	A signed copy of the Intercreditor Security Agreement.

The Fund will deliver copies of the Note Holder’s fully executed Documents to each Note Holder promptly upon the Closing of such Note Holder’s purchase of a Note.

4.	Termination of Offering. The Offering shall terminate on the date selected by the Manager in its sole discretion.

5.	Minimum Investment. Each Note Holder must purchase a Note with a minimum principal amount of $50,000.00 unless a waiver, signed by the Manager, in its sole discretion, is provided.

6.
Representations of the Fund. The Fund represents and warrants to each Note Holder as set forth below in this Section 6. All such representations and warranties to each Note Holder are as of the date of the applicable Closing as to such Note Holder, except as otherwise indicated:

(a)
Corporate Existence and Power. The Fund is a limited liability company duly organized and validly existing under the laws of the State of Delaware; and the Fund has full corporate power and authority to transact the business in which it is engaged, and full power, authority, and legal right to enter into this Agreement and to incur and perform its obligations hereunder.

(b)
Authority, No Contravention, Valid Issuance. The making and performance by the Fund of this Agreement, and the issuance of the Notes (i) have been duly authorized, (ii) and to the Fund’s and the Manager’s actual, current knowledge do not and will not violate any provision of any applicable law, rule, regulation, or order of any court, regulatory commission, board or other administrative agency, or any provision of the Fund’s Certificate of Formation, as may be amended and/or restated, or Operating Agreement, as may be amended or restated, and, (iii) except for the terms and provisions of any senior Credit Facility, do not and will not result in the breach of, or constitute a default or require any consent under (except to the extent such consent has been received), or result in the creation of any lien upon any properties or assets of the Fund pursuant to any other indenture, bank, or other credit agreement, mortgage or other agreement or instrument to which the Fund is a party, or by which it or any of its properties may be bound or affected.

(c)
Binding Obligations. This Agreement has been duly executed and delivered by the Fund and constitutes the legal, valid, and binding obligation of the Fund, enforceable in accordance with its terms (subject to limitations as to enforceability which might result from bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally).

(d)
Approvals. To the Fund’s actual and current knowledge, no authorization, consent, license, or approval of, or filing (except for filings with the appropriate office of states as may be required by securities laws of the Note Holder’s state of residence, or with the SEC if and as required by federal securities laws) or registration with, or notification to, any governmental body or regulatory or supervisory authority is required for the execution, delivery, or performance by the Fund of this Agreement.

7.	Event of Default; Remedies. Events of Default under the Note and the remedies therefore are described in the Note.

8.	Representations of Note Holders. Each Note Holder for him, her, or itself represents and warrants as follows:

(a)
Power, Authority, Valid Agreement, Good Standing. (i) Note Holder has all requisite power and authority to execute, deliver, and perform his, her or its obligations under this Subscription Agreement, the Note and the Intercreditor Security Agreement and to subscribe for and purchase or otherwise acquire the Note; (ii) if Note Holder is an entity, its execution of this Subscription Agreement, the Note and the Intercreditor Security Agreement has been authorized by all necessary corporate or other action on Note Holder’s behalf; (iii) this Subscription Agreement, the Note and the Intercreditor Security Agreement  are each valid, binding, and enforceable against Note Holder in accordance with their respective terms and (vi) if Note Holder is an entity, it is validly existing and in good standing under the laws of the state of Note Holder formation or incorporation.

(b)
Purchase Entirely for Own Account. Note Holder is purchasing the Notes solely for Note Holder’s own account for investment and not with a view to or for sale or distribution and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Notes, as the case may be, in any transaction other than a transaction complying with the registration requirements of the Securities Act or pursuant to an exemption therefrom. Note Holder also represents that the entire legal and beneficial interest of the Notes, as the case may be, is being purchased by Note Holder for Note Holder’s account and is purchased neither in whole nor in part for any other person or entity.

(c)
Access to Information. Note Holder has had the opportunity to fully investigated the investment Note Holder is making in the Notes, including, without implied limitation (i) the opportunity to discuss the Fund’s business and financial condition, properties, operations, and prospects with the Fund’s management and (ii) ask questions of principals of the Manager of the Fund, which questions, if any, were answered to Note Holder’s satisfaction. Note Holder represents that he, she, or it has reviewed the Documents prepared by the Fund and has asked such questions as Note Holder may have concerning the Documents and received satisfactory answers to all such questions, if any, and has not relied on any matters outside those described in the Documents in making Note Holder’s decision to purchase a Note or Notes. Note Holder also confirms his, her, or its understanding that (i) all projections of future performance by the Fund and representations or forward-looking statements concerning future performance by the Fund contained in the Documents generally, and in the Offering Circular specifically, are based on the Manager’s good faith projections or belief, and do not represent commitments or warranties of any particular performance by the Fund, (ii) that no particular performance by the Fund can be assured, and (iii) that all such forward-looking statements must be regarded as highly speculative and uncertain.

(d)
Investment Experience; Ability to Sustain Loss. Note Holder has carefully reviewed this Subscription Agreement, the Offering Circular, and the other Documents, is experienced in investments comparable to those of the Fund, is able to fend for her, him, or itself, and has such knowledge and experience in financial or business matters that he, she, or it is capable of evaluating the merits and risks of the investment in the Notes. Note Holder understands the risks associated with purchasing the Notes in particular. Note Holder is able to sustain the loss of Note Holder’s entire investment of Principal in the Notes. If Note Holder is a legal entity, then Note Holder has not been organized for the purpose of purchasing or otherwise acquiring the Notes.

(e)
Understanding of Risks. Note Holder confirms his, her, or its understanding that the Fund and its proposed transactions are subject to all the risks inherent in transactions involving the Fund’s business, investment objectives, multiple parties, and lenders. Note Holder has read and reviewed the Documents, including the Offering Circular, with such of Note Holder’s attorneys, advisors, and agents as Note Holder has deemed necessary to make an informed decision about the purchase of the Notes.

(f)
Authorization. The execution, delivery, and performance of this Subscription Agreement by Note Holder (i) does not require the consent, approval, or authorization of any governmental or regulatory authority, and (ii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority applicable to Note Holder.

(g)
Restricted Securities. Note Holder understands that the Notes have not been registered under the Securities Act, in reliance upon an exemption from registration. Such exemption depends upon, among other things, the good faith nature of Note Holder’s investment intent stated in this Subscription Agreement and Note Holder’s qualified status as an Accredited Investor or “Non-Resident Alien” as described in Section 8.3 above. Note Holder understands that the Notes must be held by the Note Holder and not transferred, unless the Fund consents in writing, or unless the Notes are subsequently registered under the Securities Act, or unless an exemption from registration is otherwise available. Note Holder understands that the Fund is not obligated to register the Notes. Note Holder also understands that the Notes may not be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an opinion of counsel acceptable to the Fund that such registration is not required, or the written consent of the Fund is given, which consent may be withheld for any reason by the Fund.

(h)
Anti-Money Laundering. Note Holder is not a person, government, country or entity:  (i) that is listed in the Annex to, or is otherwise subject to the provisions of, United States Executive Order 13224, as issued on September 24, 2001 (“EO 13224”) which list is published at http://www.treasury.gov/terrorism.html); (ii) whose name appears on the most current U.S. Office of Foreign Assets Control (“OFAC”) list of “Specifically Designated Nationals and Blocked Persons” (which list is published on the OFAC website, http://www.treas.gov/ofac); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any person, government, country or entity listed above. Any funds used by the Note Holder to invest in the Fund were not, directly or indirectly, derived from activities that may contravene U.S. federal and/or state laws and regulations, including anti-money laundering laws or that may contravene the anti-money laundering laws of any other jurisdiction.

9.	Covenants. The following covenants last for so long as each Note Holder holds any Notes:

(a)
Compliance with Laws. The Fund will comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, except where contested in good faith and by proper proceedings.

(b)	Taxes.

(i)     The Fund. The Fund will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Fund or upon its income or profits or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien upon its property, provided that it shall not be required to pay any such tax assessment, charge, levy, or claim the payment of which is being contested in good faith and by proper proceedings and in respect of which it is maintaining adequate reserves. The Fund may, in its discretion deduct or withhold Note Holder taxes as may be required by any governing taxing authority and remit the same on Note Holder’s behalf. Note Holder shall be liable to reimburse the Fund for any such taxes remitted on behalf of Note Holder, which liability will survive redemption of the Note.

(ii)   Note Holder. Note Holder has read the Documents, understands the tax aspects and risks associated with the purchase of the Notes, and agrees that the Note Holder shall be solely and entirely responsible for any and all tax payments, tax obligations, fees, and assessments, along with all reporting of Note Holder’s tax consequences, as a result of the purchase of, and any income from, the Notes. The Fund shall have no obligation, responsibility or liability to the Note Holder in connection with the payment or remittance of any taxes or tax filings required to be made by the Note Holder.

10.	Restrictions on Transfer of Notes.

(a)
Restrictions. In addition to any other restrictions on transfer imposed by applicable federal or state securities laws, no Note Holder may transfer any interest in any of the Notes except as provided in this Section 10. Note Holder understands that the Notes may not be offered, sold, transferred, pledged, or otherwise disposed of unless: (i) the Fund files an effective registration statement for the Notes under the Securities Act and applicable state securities laws, or (ii) the written consent of the Fund is given, which consent may be withheld for any reason by the Fund, and the Fund receives an opinion of counsel acceptable to the Fund that registration is not required for such Transfer.

(b)
Obligations Binding Upon Transferees. Any permitted transferee of Notes or any interest therein will receive and hold such Notes or interests subject to the provisions of this Section 10. Any such transferee shall agree in writing that the transferee shall hold the Notes subject to the provisions of this Section 10 and that no further transfers shall be made except as provided in this Section 10.

(c)
Purported Transfers in Violation. Any purported transfer of Notes in violation the provisions of this Section 10 are null and void and shall be of no effect. The purported transferee shall have no interest in any of the Notes purported to be transferred. Each Note Holder agrees that in the event of a purported transfer of Notes in violation of the provisions of this Section 10, the Fund may enforce the provisions of this Section 10 by specific performance or other injunctive relief, in addition to any of the remedies available at law or in equity.

11.	Other Matters.

(a)	Amendments. This Subscription Agreement may be amended or modified only in writing signed by the Note Holder and the Manager of the Fund on behalf of the Fund.

(b)
Assignment. This Subscription Agreement shall not be assigned by the Note Holder without the prior written consent of the Fund. Any purported assignment of this Subscription Agreement in violation of this Agreement is null and void and shall be of no effect.

(c)
Counterparts; Electronic Mail, Facsimile. This Subscription Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one document. Delivery of an executed signature page to this Subscription Agreement and any of the other agreements, Documents and instruments contemplated hereby, by electronic mail or facsimile transmission shall be as effective as delivery of a manually signed counterpart or thereof.

(d)
Expenses and Attorneys’ Fees. Each party shall pay its own costs and expenses incurred in connection with the negotiation, execution, delivery, and performance of this Subscription Agreement. Each party in any suit, action, or appeal filed or held concerning this Subscription Agreement shall be responsible for its own attorneys’ fees and shall not be responsible for the attorneys’ fees of any other party.

(e)
Additional Information. Each of the parties shall promptly execute and deliver such additional documents and shall do such acts that are reasonably necessary in connection with the performance of their respective obligations hereunder to carry out the intent of this Subscription Agreement.

(f)
Governing Law. This Subscription Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of law principles. All disputes arising out of or relating to this Subscription Agreement, its subject matter, the performance by the parties of their obligations with respect to this Subscription Agreement or the claimed breach thereof, whether in tort, contract or otherwise, shall be finally resolved by binding arbitration under then-existing rules of commercial arbitration of the American Arbitration Association. Any such arbitration shall be conducted before a single arbitrator in the County of St. Johns, Florida. The award of the arbitrator, including the allocation of each party’s costs of arbitration, shall be final and conclusive, and judgment on such award may be entered and enforced by any court of competent jurisdiction.

(g)
Confidentiality. The Note Holder acknowledges that the information provided to it regarding the Fund is confidential and non-public. The Note Holder agrees that all of the information will be kept in confidence and will be neither used to its personal benefit (other than in connection with its subscription for the Notes) nor disclosed to any third party. This obligation does not apply to any such information which (a) is part of public knowledge or is readily accessible as literature at the date of this Subscription Agreement, (b) becomes part of public knowledge or literature and, thus, becomes readily accessible by publication (except as a result of a breach of this provision), or (c) is received from third parties (except third parties who disclose it in violation of any confidentiality agreement they may have with the Fund).

(h)
Notices. All notices or other communications required or permitted by this Subscription Agreement must be in writing; must be delivered to the Fund and the Manager at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and are considered delivered upon (i) actual receipt if delivered personally, (ii) one day after deposit with a nationally recognized overnight delivery service, (iii) at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested or (iv) if sent by facsimile or email, at the time received by the email service or facsimile machine of the receiving party if received before 5:00 p.m. (Eastern Time) on the business day received, or if received after 5:00 p.m. (Eastern Time), or if emailed or faxed on a day other than a business day (i.e., a Saturday, Sunday, or legal holiday), such notice shall be deemed delivered on the next following business day.

To Fund:	DLP Lending Fund LLC
605 Palencia Club Drive
St. Augustine, FL 32095

To Manager:	DLP Capital Partners LLC
605 Palencia Club Drive
St. Augustine, FL 32095

(i)	Non-Waiver. A waiver of one or more breaches of any clause of this Subscription Agreement shall not act to waive any other breach, whether of the same or different causes.

(j)	Severability. Each clause of this Subscription Agreement is severable. If any clause is ruled void or unenforceable, then the balance of this Subscription Agreement shall nonetheless remain in effect.

(k)	Term. Unless otherwise agreed to in writing by the parties, this Subscription Agreement shall remain in full force and effect and shall not terminate.

[Signature Page to Subscription Agreement]

FOR GOOD AND VALID CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, intending to be legally bound, has executed this Subscription Agreement:

Note Amount:	$	___________________________.

Term:	$	___________________________.

Note Rate:	$	___________________________.

Reinvest Interest:	Yes	No

ACCEPTANCE OF NOTE HOLDER: The undersigned hereby accepts the foregoing Subscription Agreement for DLP Positive Fixed Returns Fund LLC and subject to delivery of payment and other documents to be delivered by the Note Holder, agrees that the Note Holder shall become a holder of the Note(s) effective as of the date signed by the Manager below.

Date

Name of Entity or Trust (if applicable)

Purchaser Signature	Co-Purchaser Signature (if applicable)

Name and title (if applicable) of person signing	Name and title (if applicable) of person signing

ACCEPTANCE:

DLP POSITIVE FIXED RETURNS FUND LLC

By: DLP PFR MAMAGEMENT LLC, Manager	Date
By: DLP Capital Partners LLC, Sole Member
By: DLP Real Estate Capital, Inc., Manager
By: Donald Wenner, President